Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm " in the Prospectus and Statement of Additional Information, dated April 10, 2024, and included in this Post-Effective Amendment No. 13 to the Registration Statement (Form N-4, File No. 333-214113) of Lincoln New York Account N for Variable Annuities (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 28, 2024, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (2) dated April 10, 2024, with respect to the financial statements of each of the subaccounts within Lincoln New York Account N for Variable Annuities, for the year ended December 31, 2023, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

April 10, 2024